EXHIBIT (a)(5)(A)

For details, contact: Wallace Ruiz Chief Financial Officer Phone (201) 512-7809 Email: wruiz@novadigm.com	Jody Burfening/Kathy Price Lippert/Heilshorn & Assoc. (212) 838-3777 jbs@lhai.com

Financial News Release

NOVADIGM ANNOUNCES OFFER TO EXCHANGE EMPLOYEE STOCK OPTIONS

MAHWAH, N. J. – May 29, 2003 – Novadigm, Inc. (Nasdaq: NVDM), a leading provider of adaptive management solutions for software and content in enterprise and Internet computing environments, today announced the commencement of a voluntary stock option exchange program giving its non-executive employees the opportunity to exchange outstanding options for the right to receive new options at a later date. The board determined that, because most of the existing options have exercise prices significantly higher than the current market price per share of Novadigm’s common stock, the existing options no longer have sufficient value to motivate and retain employees. Neither Novadigm’s executive officers nor its directors are eligible to participate in this option exchange program.

Employees who tender options for exchange will be granted, at their election, either: (1) new options to purchase three-fourths of the number of shares as the options tendered and accepted for exchange and that have the same vesting schedules as those of the tendered options or (2) new options to purchase the same number of shares as those tendered options and that have vesting schedules that are 18 months longer than those of the tendered options. Novadigm plans to grant the new options on or about the first business day that is at least six months and one day following the date of cancellation of the options accepted for exchange. The exercise price of the new options will be equal to the fair market value of one share of Novadigm’s common stock on the new option grant date. Novadigm currently expects the new option grant date to be January 2, 2004.

Options to purchase 4,191,063 shares of Novadigm common stock, with a weighted average exercise price of $6.74 per share and a range of $1.70 to $24.63 per share, are held by employees eligible to participate in the stock option exchange program.

The stock option exchange program has been designed to comply with FASB Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation.” Accordingly, Novadigm expects there will be no compensation charges as a result of the stock option exchange program. The terms and conditions of the stock option exchange program are contained in a Tender Offer Statement on Schedule TO that Novadigm filed with the Securities and Exchange Commission today.

This press release is neither an offer to purchase nor a solicitation of an offer to sell options to purchase shares of Novadigm common stock. All eligible employees should read the tender offer statement (including the offer to exchange, a related letter of transmittal and other offer documents) that was filed today with the SEC by Novadigm. This statement contains important information that eligible employees should consider before making any decision regarding tendering their options. Eligible employees are able to obtain this statement, as well as other filings containing information about Novadigm, without charge, at the SEC’s web site at www.sec.gov. Copies of these documents may also be obtained, at no charge, by directing such requests to Novadigm’s Vice President – Human Resources at (201) 512-7918.

ABOUT NOVADIGM

Novadigm is a leading provider of software and content management solutions, for enterprise and Internet computing environments, that enable organizations to reduce software management costs, speed time-to-market, expand marketing channels and open new sources of revenue. Novadigm’s suite of integrated products, based on the company’s e-wrap™ technology, work seamlessly together as the only end-to-end solution that can efficiently, reliably and scalably deploy and manage the full range of today’s software and content, personalized for a wide range of computing devices, across virtually any network. Novadigm customers — Global 1,000 business enterprises, software vendors and service providers — report software management savings of 80% or more, time-to-market improvements of 70% or more, and reliability typically greater than 99%. For more information on Novadigm, please see www.novadigm.com or call 800-626-6682.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected timing of the new option grant date and the accounting consequences of the stock option exchange program. These statements are predictions and involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward-looking statements. These risks include changes in the expected timing of the stock option exchange program, changes in accounting rules, and other risks that are set forth in more detail in the company’s Tender Offer Statement on Schedule TO and its Form 10-Q for the quarter ended December 31, 2002. Novadigm assumes no obligation to update any such forward-looking statements.

2